UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2018

NovoCure Limited

(Exact name of registrant as specified in its charter)

Jersey	001-37565	98-1057807
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

Second Floor, No. 4 The Forum Grenville Street St. Helier, Jersey JE2 4UF (Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +44 (0)15 3475 6700

Le Masurier House

La Rue Le Masurier

St. Helier, Jersey JE2 4YE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 – Registrant’s Business and Operations

Item 1.01Entry into a Material Definitive Agreement

On February 7, 2018 (the “Funding Date”), NovoCure Limited (the “Company”) and certain of its subsidiaries entered into a Loan and Security Agreement (“Loan Agreement”) with BioPharma Credit PLC (“BioPharma”) pursuant to which BioPharma is making a term loan to the Company in the principal amount of $150 million (the “Term Loan Credit Facility”). The term loan, which was drawn in full upon execution of the Loan Agreement, bears interest at 9.0% per annum, payable quarterly in arrears.  The Company is using the proceeds of the Term Loan Credit Facility to repay in full the Company’s obligations under its existing term loan facility and to fund general corporate purposes.

The Term Loan Credit Facility will mature on the fifth anniversary of the Funding Date, at which time any unpaid principal and accrued unpaid interest in respect of the term loan will be due and payable.  The Company may prepay the term loan, in full, at any time. The Company must prepay the term loan (i) in full or in part upon the entry into certain licensing arrangements and (ii) in full in the event of a change of control. In each case, any prepayment (whether permitted or mandatory) is subject to a prepayment premium and/or make-whole payment. The pre-payment fee if the Company prepays outstanding loan amounts prior to the third anniversary of the Funding Date is 2.0% and is 1.0% if made after the third anniversary of the Funding Date but prior to the fourth anniversary of the Funding Date.

All obligations under the Term Loan Credit Facility are guaranteed by the Company’s current and future direct and indirect subsidiaries. In addition, the obligations under the Term Loan Credit Facility are secured by a first-priority security interest in substantially all of the property and assets of, as well as the equity interests owned by, the Company and certain of the other guarantors.

The Term Loan Credit Facility contains representations and warranties, events of default, and affirmative and negative covenants relating to the operation of the Company’s business, including, among other things, restrictions on the Company’s ability:

•	to incur or guarantee additional indebtedness;
•	to incur or permit to exist certain liens;
•	to enter into certain sale and lease-back transactions;
•	to make certain investments, loans and advances;
•	to effect certain mergers, consolidations, asset sales and acquisitions;
•	to pay dividends on, or redeem or repurchase, capital stock, enter into transactions with affiliates or materially change our business; and
•	to repay or modify certain other agreements with respect to other material indebtedness or modify our organizational documents.

The Company is not subject to any financial maintenance covenant under the Term Loan Credit Facility.

The foregoing description of the Term Loan Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2018.

Item 1.02Termination of a Material Definitive Agreement

On February 7, 2018, the Loan and Security Agreement dated January 7, 2015 between the Company and Biopharma Secured Investments III Holdings Cayman LP was terminated upon the Company’s repayment in full of the term loan issued thereunder.  The information set forth under Item 1.01 is incorporated in this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated in this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovoCure Limited

(Registrant)

Date: February 8, 2018

By: /s/ Wilhelmus Groenhuysen

       Name: Wilhelmus Groenhuysen

       Title: Chief Financial Officer